Exhibit 99.1

Nalco Holding Company and Subsidiaries
Segment Information
2006 Results Reclassified to Conform with 2007 Presentation
(Unaudited)

(dollars in millions)	Three Months ended March 31, 2006	Three Months ended June 30, 2006	Three Months ended September 30, 2006	Three Months ended December 31, 2006	Year ended December 31, 2006
Industrial and Institutional Services	$381.5	$392.4	$409.4	$421.8	$1,605.1
Energy Services	246.6	259.5	267.3	279.8	1,053.2
Paper Services	176.1	178.4	181.5	186.9	722.9
Other	45.2	60.7	57.2	58.3	221.4
Net Sales	$849.4	$891.0	$915.4	$946.8	$3,602.6
Segment direct contribution:
Industrial and Institutional Services	$80.1	$85.0	$98.2	$97.3	$360.6
Energy Services	48.6	55.3	58.3	63.0	225.2
Paper Services	26.4	26.8	29.0	33.0	115.2
Other	(20.0)	(15.2)	(15.1)	(5.8)	(56.1)
Capital charge elimination	19.2	18.9	19.4	19.6	77.1
Total segment direct contribution	154.3	170.8	189.8	207.1	722.0
Expenses not allocated to segments:
Administrative expenses	51.4	46.1	54.2	57.7	209.4
Amortization of intangible assets	17.3	17.5	17.6	17.7	70.1
Business optimization expenses	3.8	1.8	3.0	0.9	9.5
Operating earnings	81.8	105.4	115.0	130.8	433.0
Other income (expense), net	1.2	(1.9)	0.1	(3.8)	(4.4)
Interest income	1.7	2.3	2.4	2.7	9.1
Interest expense	(66.3)	(68.1)	(68.9)	(68.7)	(272.0)
Earnings before income taxes and minority interests	$18.4	$37.7	$48.6	$61.0	$165.7